EXHIBIT 99.1

AMENDED NOTICE PURSUANT TO LOCAL BANKRUPTCY RULE 202

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF COLORADO

In re: GALAXY ENERGY CORPORATION, a Colorado corporation, EIN: 98-0347827 Debtor.	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Case No. 08-13164 SBB Chapter 11
In re: DOLPHIN ENERGY CORPORATION, a Nevada corporation, EIN: 22-3863724 Debtor.		Case No. 08-13166 SBB Chapter 11 Jointly Administered Case No. 08-13164 SBB

AMENDED NOTICE PURSUANT TO LOCAL BANKRUPTCY RULE 202 OF MOTION PURSUANT TO §§ 105(A) AND 362 OF THE BANKRUPTCY CODE FOR ORDER ESTABLISHING NOTIFICATION PROCEDURES AND APPROVING RESTRICTIONS ON CERTAIN TRANSFERS OF CLAIMS AGAINST AND INTERESTS IN DEBTORS’ ESTATES

TO ALL PARTIES IN INTEREST:

NOTICE IS HEREBY GIVEN that Galaxy Energy Corporation (“Galaxy”) and Dolphin Energy Corporation (collectively “Debtors”), by and through their counsel, Jessop and Company, P.C., have filed their Motion Pursuant to §§ 105(a) and 362 of the Bankruptcy Code for Order Establishing Notification Procedures and Approving Restrictions on Certain Transfers of Claims Against and Interests in Debtors’ Estates (the “Motion”).

Debtors seek to enforce the automatic stay by implementing court-ordered procedures intended to protect the Debtors’ estates against the possible loss of valuable tax benefits that could flow from inadvertent stay violations.

As of November 30, 2007, the Debtors had an estimated consolidated net operating loss (“NOL”) carryforward for U.S. federal income tax purposes of at least $44,127,000 million.  Because the Internal Revenue Code permits corporations to carry forward NOL to offset future income, the Debtors’ consolidated NOL carryforwards are valuable assets of their estates.    Based on an estimated combined federal and state corporate tax rate of 36.4%, the Debtors’ NOL carryforward could yield future tax savings to the Debtors of approximately $16 million.  The availability of these tax savings may prove crucial to the financial health of the reorganized Debtors.

For the reasons discussed below, and consistent with the automatic stay, the Debtors need the ability to enforce the stay to preclude certain transfers and to monitor and possibly object to other changes in the ownership of common stock of Galaxy (“Stock”).  In addition, the Debtors may need the ability to require creditors who have increased their positions after the Petition Date to sell-down to reestablish the status quo among creditors.  Specifically, trading of Stock and any claims (other than first priority claims) within the meaning of § 101(5) of the Bankruptcy Code against one or more Debtors (“Covered Claims”) could adversely affect the Debtors’ future ability to utilize their NOLs and other tax attributes described above if:

(a)           Too many 5% or greater blocks of equity securities are created through purchases, sales or issuances, or too many shares are added to or sold from such blocks, such that, together with the previous trading by 5-percent shareholders during the preceding three year period, a section 382 ownership change is triggered prior to the consummation of a confirmed chapter 11 plan; or

(b)           The Tax Ownership (generally meaning the beneficial ownership of a Covered Claim or of Stock) of claims against the Debtors that are currently held by qualified creditors is transferred, prior to consummation of the plan, such that (i) those Covered Claims (either alone or when accumulated with other claims currently held by a transferee) would be converted under a plan of reorganization into a 5% or greater block of the stock of the reorganized Debtors and (ii) the sum of all such 5% or greater blocks and the blocks of Stock held by all other nonqualified creditors would represent 50% or more of such stock.  If the facts were as described in clauses (a) and (b), the special relief in section 382(l)(5) of the Internal Revenue Code for corporations that experience an ownership change pursuant to a chapter 11 reorganization plan (described below) would be unavailable to the Debtors.

Pursuant to §§ 105(a) and 362 of the Bankruptcy Code, the Debtors request authorization to (i) establish and implement restrictions and notification requirements regarding the Tax Ownership, and certain transfers of Stock, (ii) establish sell down procedures with respect to Covered Claims, and (iii) to notify holders of Stock and Covered Claims of the restrictions, notification requirements and procedures.  Such procedures and restrictions are described in detail in the Motion.

Copies of the Motion are available for inspection in the Bankruptcy Court Clerk’s Office or upon request from the undersigned attorney.

Pursuant to Local Bankruptcy Rule 202, if you wish to oppose the Motion you must file a written objection and a request for a hearing with the Court on or before October 10, 2008, and serve a copy thereof upon the undersigned attorney.  Objections and requests for hearing shall clearly specify the grounds upon which they are based, including the citation of supporting legal authority, if any.  General objections will not be considered by the Court.

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In the absence of a timely and substantiated objection and request for hearing by an interested party, the Court may approve or grant the Motion without any further notice to creditors or other interested parties.

Dated this 23rd day of September, 2008.

JESSOP & COMPANY, P.C.

By:	/s/ Alice A. White
Douglas W. Jessop, #13299
Alice A. White, #14537
303 East 17th Avenue, Suite 930
Denver, Colorado 80203
Telephone: (303) 860-7700
Facsimile: (303) 860-7233
Email: jmail@jessopco.com

Counsel for Debtors

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